PRESS RELEASE

                                                  Anchor Gaming
         815 Pilot Road, Suite G
                                                  Las Vegas, Nevada 89119-3739
                                                  (702) 896-7568
                                                  Fax:  (702) 896-6992

                  For:           IMMEDIATE RELEASE


                  ANCHOR GAMING ANNOUNCES COMPLETION OF CASH TENDER OFFER FOR ITS OUTSTANDING 9-7/8% SENIOR SUBORDINATED NOTES

                  LAS VEGAS, NV - July 16, 2002--Anchor Gaming announced today that it has completed its tender offer for its outstanding 9-7/8% Senior Subordinated Notes due 2008. More than 99% of the outstanding principal amount of notes were validly tendered prior to the expiration of the tender offer at 11:59 p.m., New York City time, on July 15, 2002. The tender offer yield and the total consideration per $1,000 principal amount of notes, are 3.361% and $1,185.57 respectively, plus accrued and unpaid interest. The tender offer consideration, which is payable to holders of notes who tendered after the consent period, is equal to the total consideration less the consent payment of $30.00, or $1,155.57 per $1,000 principal amount of notes. Anchor has accepted for payment all validly tendered notes and consents. The payment date for the accepted notes and consents is expected to be July 16, 2002.

                  Anchor Gaming is a diversified technology company with operations around the world. Anchor operates in three complementary business segments: gaming machines, gaming operations and gaming systems. The gaming machine segment focuses on the development and placement of unique proprietary games. The gaming operations segment operates two casinos in Colorado, and manages a gaming-machine route in Nevada. The gaming systems segment provides equipment, and related services to on-line lotteries, video lotteries, and pari-mutuel organizations. Anchor Gaming has equipment and systems in operation in the United States, Canada, Australia, Asia, Europe, South America, South Africa, and the West Indies.

                  This press release contains or incorporates by reference "forward-looking" statements, as that term is used in federal securities laws. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to Anchor's future prospects and proposed new products, services, developments or business strategies. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," "continue," and other similar terms and phrases, including references to assumptions. Although the Company believes that the expectations reflected in any of its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. Anchor's future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties. Anchor does not intend, and undertakes no obligation, to update our forward-looking statements to reflect future events or circumstances.

                  Specific risks and uncertainties of which you should be aware include, but are not limited to, the following: Our business is dependent on the gaming industry and would be adversely affected by adverse changes in the gaming industry including: a decline in demand for our gaming products or reduction in the growth rate of new and existing markets; reduced levels of gaming play on our gaming systems or customer demand for our gaming machines as a result of declines in travel activity or customer capital expenditures after the terrorist attacks of September 11, 2001; competitive pressures relating to our proprietary games; and a decline in public acceptance of gaming. Our business is vulnerable to changing economic conditions, including: unfavorable changes in economic conditions; political or economic instability in international markets; changes in interest rates causing a reduction of investment income or in the value of market interest rate sensitive investments; and fluctuations in foreign exchange rates, tariffs and other trade barriers. Our business is subject to regulatory risks, including: unfavorable public referendums or anti-gaming legislation; unfavorable legislation affecting or directed at manufacturers or operators of gaming products and systems; adverse changes in or findings of non-compliance with applicable governmental gaming regulations; delays in approvals from regulatory agencies; a limitation, conditioning, suspension or revocation of any of our gaming licenses; and unfavorable determinations or challenges of suitability by gaming regulatory authorities with respect to our officers, directors or key employees. Our intellectual property rights are subject to risks, including: the potential for there to be an inability to obtain and maintain patents and copyrights to protect our newly developed games and technology; competitors' infringement upon Anchor's existing trademarks, patents and copyrights; and approval of competitors' patent applications that may restrict our ability to compete effectively. Our business operations are subject to other risks, including: reduced lottery sales in lottery jurisdictions where Automatic Wagering International, an on-line lottery subsidiary of Anchor, has lottery contracts; our ability to renew existing lottery contracts; competition in Colorado that could adversely affect our Colorado casinos; the loss or retirement of our key executives or other key employees; the loss of lessees on sublet properties no longer used in our operations; discovery of facts with respect to legal actions pending against Anchor not presently known to Anchor or determinations by judges, juries or other finders of fact which do not accord with Anchor's evaluation of the possible liability or outcome of existing litigation; an inability to generate sufficient cash flow to service debt obligations for senior notes; our inability to meet implementation and performance schedules per our lottery contracts; our lottery business could subject us to significant liquidated damages claims, which would adversely effect our operating results; an inability to comply with debt covenant restrictions, which may trigger payment acceleration provisions; and increased costs due to reliance on third-party suppliers and contract manufacturers.

                  CONTACT: media, Ed Rogich, +1-702-896-8690, or investors, Bob McIver, +1-775-448-0110, both of International Game Technology, Anchor's parent.